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                                                                    EXHIBIT 99.3

                               OFFER TO EXCHANGE

                        0.675 SHARES OF COMMON STOCK OF

                           NETWORKS ASSOCIATES, INC.

                               FOR EACH SHARE OF
                            CLASS A COMMON STOCK OF

                             MCAFEE.COM CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON
                 APRIL 25, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                  March 29, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We refer to the enclosed Prospectus dated March 29, 2002 (the "Prospectus"), of Networks Associates, Inc. ("Network Associates"), which together with any amendment and supplement thereto and the related Letter of Transmittal (the "Letter of Transmittal") constitute the offer (the "Offer") of McAfee.com Holdings Corporation, a wholly-owned subsidiary of Network Associates ("McAfee.com Holdings"), to exchange 0.675 shares of the common stock, par value $.01 per share, of Network Associates ("Network Associates Common Stock"), for each outstanding share of Class A common stock, par value $.001 per share, of McAfee.com Corporation ("McAfee.com Common Stock") that is validly tendered on or prior to the Expiration Date and not properly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. See "Summary" and "The Offer" in the Prospectus. Capitalized terms used herein have the same meanings as in the Prospectus.

     Your attention is directed to the Prospectus, which should be read by you in its entirety.

     The Offer and withdrawal rights will expire at 12:00 midnight, Eastern Time, on April 25, 2002 (the "Expiration Date"), unless extended in accordance with applicable law and the terms of the Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer, as extended, shall expire.

     The Offer is subject to several conditions described in the Prospectus, which you should review in detail. See "Conditions of the Offer" in the Prospectus.

     For your information and for forwarding to your clients for whom you hold shares of McAfee.com Common Stock registered in your name or in the name of your nominee or who hold shares of McAfee.com Common Stock registered in their own names, we are enclosing the following documents:

          1.  The Prospectus;

          2. The Letter of Transmittal, including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use and for the information of your clients;

          3. A letter that may be sent to your clients for whose account you hold shares of McAfee.com Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          4. A Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for shares of McAfee.com Common Stock are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach EquiServe Trust Company, N.A., the Exchange Agent, prior to the Expiration Date; and

          5.  A return envelope addressed to the Exchange Agent.
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     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON APRIL 25, 2002, UNLESS EXTENDED AS PROVIDED IN THE PROSPECTUS.

     Except as otherwise provided in the Prospectus and the related Letter of Transmittal, tenders are irrevocable.

     Neither Network Associates nor McAfee.com Holdings will pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Exchange Agent as described in "Fees and Expenses" in the Prospectus) for soliciting tenders of shares of McAfee.com Common Stock pursuant to the Offer. McAfee.com Holdings will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your customers.

     To participate in the Offer, certificate(s) for shares of McAfee.com Common Stock or a confirmation of any book-entry transfer into the Exchange Agent's account at the DTC of shares of McAfee.com Common Stock tendered electronically, as well as a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent as indicated in the Letter of Transmittal and the Prospectus prior to the Expiration Date.

     Holders whose stock certificate(s) representing shares of McAfee.com Common Stock are not immediately available or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver their certificate(s) and all other required documents to the Exchange Agent prior to the Expiration Date may tender their shares of McAfee.com Common Stock pursuant to the guaranteed delivery procedure set forth in the Prospectus under "The Offer -- Guaranteed Delivery."

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its addresses and telephone numbers set forth on the back cover of the Prospectus. Additional copies of the enclosed material may also be obtained from the Information Agent, D.F. King & Co., Inc., telephone no. (800) 431-9643.

                                      Very truly yours,
                                      NETWORKS ASSOCIATES, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF NETWORK ASSOCIATES, MCAFEE.COM HOLDINGS, THE EXCHANGE AGENT, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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